Exhibit 10(l)(1)
CHANGE-IN-CONTROL AGREEMENT
Tier 1
Dated: [Date]
PERSONAL AND CONFIDENTIAL
[Name]
[Title]
[Company Name]
Dear [Name]:
Comtech Telecommunications Corp. considers it essential to the best interests of its stockholders to foster the continued employment of its key management personnel and the key management personnel of its subsidiaries (such subsidiaries, together with Comtech Telecommunications Corp., collectively referred to as the “Company”). In addition, our Board of Directors (the “Board”) recognizes that the possibility of a change in ownership or control of the Company may result in the departure or distraction of key personnel to the detriment of the Company and our stockholders. Therefore, the Board has determined to enter into this agreement with you (i) to encourage and reinforce your attention and dedication to your assigned duties without distraction, including in the face of the disruptive circumstances that can arise from a possible change in control of the Company, (ii) to enhance our ability to retain you, and (iii) to provide you with fair and reasonable protection, including protection from the risks of a change in ownership and control so that you will be in a position to help the Company in a manner that would be beneficial to stockholders.
You and the Company agree as follows:
1.Term of Agreement and Protected Period.
(a)Term of Agreement. The period during which this Agreement shall be in effect (the “Term”) shall be the period commencing on [Date] (the “Effective Date”) through the close of business on the second anniversary of the Effective Date; provided, however, that the Term shall be automatically renewed for successive two-year periods unless either party hereto gives written notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then current Term; and provided further, that if the Company (i) has entered into an agreement the consummation of which will constitute a Change in Control (a “Control Agreement”) or (ii) a Change in Control has occurred, in either case prior to expiration of the then current Term, the Term shall continue until the date that is twenty-four (24) months after the occurrence of such Change in Control. The foregoing notwithstanding, during your employment with the Company prior to the beginning and after the end of the Protected Period (as defined below), the Company's obligations under Section 3(g) (and related provisions) will continue during the defined “Extended Protection Period” unless specifically terminated in accordance with Section 3(g).
(b)Protected Period. The “Protected Period” is the period from the time of occurrence of a Change in Control until the date that is twenty-four (24) months after the occurrence of the Change in Control. Notwithstanding the preceding sentence, the introductory text to Section 3 provides that certain events occurring before a Change in Control shall be deemed to have occurred during the Protected Period.
2.Change in Control. “Change in Control” shall mean the occurrence during the Term of a Change in Control as defined in Section 14.2 of the 2000 Stock Incentive Plan, as such Plan may be amended from time to time (the “2000 Plan”) prior to the occurrence of a Change in Control.
3.Termination and Resulting Payments.
If you are Terminated within 90 days prior to a Change in Control by the Company without Cause at the direction of a Person who has entered into a Control Agreement with the Company, or if you Terminate with Good Reason within 90 days prior to a Change in Control (treating the entry by such a Person into such an agreement as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person, then your Termination shall be deemed to have been during the Protected Period and following a Change in Control and shall qualify for the CIC Payments specified in Section 3(b), with payments thereunder (in addition to any payments already provided under Section 3(g)) to occur on the business day following the 52nd day after the Change in Control (subject to the legal effectiveness of your release), except that, if a payment is deemed to be a deferral of compensation for purposes of Section 409A of the Internal Revenue Code (the “Code”) and the Change in Control did not constitute a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Treasury Regulation § 1.409A-3(i)(5), then settlement shall occur at the date that is six months after your Date of Termination.
(a)Termination by the Company for Cause or by You Without Good Reason During the Protected Period. If during the Protected Period you are Terminated by the Company for Cause or you voluntarily Terminate without Good Reason, the Company will have no obligation to pay any amounts or benefits to you under this Agreement.
(b)Terminations Triggering CIC Payments. The Company will pay you the payments and provide you the benefits described in this Section 3(b) upon Termination during the Protected Period and during the Term, unless such Termination is (A) by the Company for Cause, (B) by reason of death, (C) due to your failure to perform your duties with the Company due to a Disability (as defined in the 2000 Plan), or (D) by you without Good Reason. For purposes of this Section 3(b), a Termination shall be deemed to have occurred for Good Reason if, notwithstanding the existence of a valid basis of Termination by you for Good Reason, there has not occurred a Termination by you for Good Reason. The payments or benefits (the “CIC Payments”) provided under this Section 3(b) are as follows:
(i)The Company will pay you a lump sum CIC Payment, in cash, equal to 3.0 times your Annual Compensation.
(A)For this purpose, your “Annual Compensation” will be the sum of (1) plus (2), where (1) is the greater of your annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or your annual base salary in effect immediately prior to the Change in Control, and (2) is an amount equal to your target non-equity incentive award opportunity established by the Committee (as defined below) for the fiscal year in which your Termination occurs.
(ii)Other provisions of any plan or Annual Incentive Award authorization notwithstanding, with respect to your annual incentive award for the fiscal year in progress at your Date of Termination and your Annual Incentive Award for any previously completed year for which your final Annual Incentive Award has not yet been paid or payable or granted by the Board committee or other authorized decision maker with authority to make such determination (the “Committee”):
(A)If and to the extent that the level of your earning of any such award is based on one or more pre-set performance goals, any such award shall be deemed earned and vested as of the Date of Termination based on the level of actual achievement of your applicable performance goal through the earlier of the end of the performance period or the Date of Termination. For this purpose, the level of actual achievement of your performance goal through the applicable date shall be determined in good faith by the Committee and without the exercise of negative discretion, and any requirement that this determination be based on audited financial results shall not apply.
(B)If and to the extent that the level of your earning of any such award is not based on pre-set performance goals (i.e., is discretionary), any such award shall be deemed vested as of the date of Termination and shall be deemed earned at a level consistent with the level of annual incentives (as a percentage of base salary) of other executives of comparable rank whose annual incentives are based on pre-set performance goals, provided that the annual incentive shall in no event be less than a pro rata amount of your target non-equity incentive award opportunity established by the Committee for the fiscal year in which your Termination occurs (with proration based on the portion of the applicable fiscal year during which you were employed). These determinations shall be made in good faith by the Committee and without the exercise of negative discretion, as provided above.
(C)No amount of such award will be payable based on performance after the Date of Termination under this Section 3(b)(ii). Subject to any restrictions imposed by Section 409A of the Code, if you are entitled to all or any portion of the annual incentive under any other plan or authorization, the amount payable hereunder will not be paid to the extent it would duplicate such payment of the annual incentive. The provisions regarding the timing of payment under Section 3(d) take precedence over any other payment timing rule applicable to any such annual incentive.
(D)In connection with this award, you will not be required to execute the Acknowledgement customarily required as a condition of payment of Annual Incentive Awards.
For purposes of this Section 3(b)(ii), if no Annual Incentive Award opportunity has been established for you for the fiscal year in progress at your Date of Termination, your Annual Incentive Award opportunity for that year will be deemed to be identical to the Annual Incentive Award opportunity that was established for the preceding year.
(iii)(A) Your stock options and other equity awards granted under the 2000 Plan (or any successor plan) (excluding long-term performance share or similar performance-vesting equity awards (“Performance Awards”)) shall, subject to any restrictions imposed under Section 409A of the Code, become immediately vested and exercisable (if subject to exercise) and all restrictions on such awards shall lapse as of the date of your Termination, and (B) your Performance Awards shall, subject to any restrictions imposed under Section 409A of the Code, immediately vest at the maximum performance target as described in the applicable award agreement.
(iv)Subject to your continued compliance with Section 5, for the period under applicable law you are entitled to continue medical coverage following the Date of Termination (the “Continuation Period”), the Company shall offer you continued participation in the Company’s employee medical, dental and vision plans in which you are a participant immediately prior to the Date of Termination (the “Medical Plans”), or such Medical Plans you may elect during any open enrollment period allowable by the Company or the Company’s Medical Plan insurance providers or, if permitted, as elected on the Date of Termination, at the Company’s expense, which coverage may be provided at the Company’s election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable law. Your participation in the Medical Plans during the Continuation Period shall be subject to your timely election of coverage. If at any time during the Continuation Period such continued coverage is not permitted under the terms and conditions of the applicable Medical Plan, the Company will use commercially reasonable efforts to arrange coverage for you under a medical coverage arrangement that provides benefits substantially equivalent to, and at a cost that is no less favorable to you on an after-tax basis, the benefits you would have been entitled to receive under the Medical Plan (assuming you had elected to participate voluntarily to the maximum extent permissible). Notwithstanding the foregoing, you agree and acknowledge that any continuation coverage provided under a Medical Plan shall be provided in a manner intended to comply with applicable law, including without limitation to avoid any excise tax under Section 4980D of the Code.
(c)Reduction in Certain Payments If Excise Tax Would Apply.
(i)Notwithstanding any other provision of this Agreement, in the event you become entitled to any amounts or benefits payable in connection with a Change in Control (whether or not such amounts are payable pursuant to this Agreement) (the “Total Change in Control Payments”), if any of such Total Change in Control Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Total Change in Control Payments shall be reduced to the Reduced Amount (as defined below) if, but only if, reducing the Total Change in Control Payments would provide to you a greater net after-tax amount of Total Change in Control Payments than would be the case if no such reduction took place. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Total Change in Control Payments without causing any Change in Control Payment to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code. Any reduction in Total Change in Control Payments shall be implemented in accordance with Section 3(c)(ii).
(ii)Any reduction in payments under this Section 3(c) shall apply to cash payments and/or vesting of equity awards so as to minimize the amount of compensation that is reduced (i.e., it applies to payments or vesting that to the greatest extent represent parachute payments), with the amount of compensation based on vesting to be measured (to be minimally reduced, for purposes of this provision) by the intrinsic value of the equity award at the date of such vesting. You will be advised of the determination as to which compensation will be reduced and the reasons therefor, and will be provided a detailed computation of such amounts, and you and your advisors will be entitled to present information that may be relevant to this determination. No reduction shall be applied to an amount that constitutes a deferral of compensation under Section 409A of the Code except for amounts that have become payable at the time of the reduction and as to which the reduction will not result in a non-reduction in a corresponding amount that is a deferral of compensation under Section 409A of the Code that is not currently payable.
For purposes of determining whether any of the Total Change in Control Payments will be subject to the Excise Tax and the amount of such Excise Tax:
(A)The Total Change in Control Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants, counsel or auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, the Total Change in Control Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax. You will be provided a copy of any such written opinion, and all fees and expenses of the Independent Advisors shall be borne solely by the Company.
(B)The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
For purposes of determining reductions in compensation under this Section 3(c), if any, you will be deemed (A) to pay federal income taxes at the applicable rates of federal income taxation for the calendar year in which the compensation would be payable; and (B) to pay any applicable state and local income taxes at the applicable rates of taxation for the calendar year in which the compensation would be payable, taking into account any effect on federal income taxes from payment of state and local income taxes. Compensation will be adjusted, if necessary, to provide for accurate payments or to correct any amounts previously estimated in determining the amount of reductions in compensation under this Section 3(c). However, no adjustments will be made later than the applicable deadline under Section 409A of the Code if such adjustments would result in a tax penalty under Section 409A of the Code.
(iii)The Company shall have the right to control all proceedings with the Internal Revenue Service (or relating thereto) that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option and expense, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which compensation may be reduced hereunder, and you will be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. You agree to cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax.
(d)Time of Payment. The Company’s obligation to make the payments provided for in Section 3(b)(i) and (ii) shall be subject to your execution of a release, in the form attached as Exhibit A, which you have not revoked, such actions to be completed by the end of any applicable revocation period. Subject to the remainder of this Section 3(d), if and only if such release has become legally effective, on the business day immediately following the 52nd day after your Date of Termination, the Company shall pay the amount specified in Section 3(b)(i) and (ii) in a lump sum. For purposes of compliance with Section 409A of the Code, the payments under Section 3(b)(i) and (ii) shall each be deemed to be separate payments, and it is intended that the payment under Section 3(b)(i) and (ii) (and any related payment under Section 3(c)) in each case shall be deemed first to be a short-term deferral under Treasury Regulation § 1.409A-1(b)(4), and the payment under Section 3(b)(i) then shall be deemed to be separation pay excluded from being a deferral of compensation to the extent provided under Treasury Regulation § 1.409A-1(b)(9)(iii). If, however, (i) for any reason all or any portion of the payment under Section 3(b)(i) or the payment under Section 3(b)(ii), is deemed to be a non-excluded deferral of compensation under Treasury Regulation § 1.409A-1(b) payable based upon your Termination, any payment (or any other payment or benefit hereunder considered to be such a non-excluded deferral of compensation) is intended to be paid or provided in accordance with Section 409A of the Code, and (ii) any of the Company’s stock is publicly traded on an established securities market or otherwise, and (iii) at the Date of Termination you are a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), then the affected portion of such payment shall be made on the first business day that is on or after the date that is six months after the date of your separation from service (or if earlier, the date of your death). Likewise, if any other payment or benefit under this Agreement would be subject to a tax penalty under Section 409A of the Code, such payment or benefit will be payable to you only at the date specified in the preceding sentence if such delay would avoid such tax penalty to you. You shall not be entitled to exercise any influence on the time of any payment payable hereunder, including in any case in which the permitted payment period would include portions of two different tax years.
(e)Notice. During the Protected Period, any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto.
(f)Certain Definitions. Except as otherwise indicated in this Agreement, all definitions in this Section 3(f) shall be applicable during the Protected Period only.
(i)Annual Incentive Award. “Annual Incentive Award” shall mean the annual incentive compensation (including for this purpose the grant date fair value of any long term performance share awards, restricted stock, stock options or any other equity based award) paid or payable or granted during the applicable fiscal year or any award to the extent specified by the Committee in the relevant award agreement or any other equity based awards in each case paid or payable or granted in lieu of annual non-equity incentive compensation for that fiscal year; provided further that, (A) the grant date fair value of any equity based award granted as annual incentive compensation shall be included in the computation of the annual incentive amounts paid or granted in any applicable fiscal year based upon the grant date fair value of such award for accounting purposes and (B) any dividend equivalents paid or payable with respect to such an equity based award shall not be considered annual incentive compensation.
(ii)Cause. “Cause” for Termination by the Company of your employment, during the Protected Period, shall mean (A) willful misconduct, gross negligence, dishonesty, misappropriation, breach of fiduciary duty or fraud by you with regard to the Company or any of its assets or businesses; (B) your conviction of or the pleading of guilty or nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or (C) any material breach by you of the provisions of this Agreement or any written employment agreement between you and the Company which is not cured within 30 days after written notice to you of such breach from the Board of Directors of the Company.
(iii)Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination which, in the case of a Termination by the Company (other than a Termination for Cause), shall not be less than 30 days from the date such Notice of Termination is given and, in the case of a Termination by you, shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given (except as otherwise provided in Section 3(f)(v)). The date of your death or Termination due to Disability shall be the Date of Termination.

(iv)Good Reason. “Good Reason” for Termination of your employment will mean the occurrence, without your written consent, of any one of the events specified in clause (A), (B) or (C) below, provided that you have given written Notice of Termination to the Company that an event constituting Good Reason has occurred within 90 days after the initial existence of the condition giving rise to such specified Good Reason, and the Company has failed to fully correct the specified Good Reason within 30 days after receipt of such Notice of Termination (such correction by the Company having the effect of canceling such Notice of Termination notice and any related Termination), and your separation from service occurs within two years after the initial event constituting Good Reason:
(A)The assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities or any other material adverse change in such position, authority or responsibilities; for this purpose and for clarity (without limiting the scope of this clause (A)), your position, authority or responsibilities will be deemed to be materially and adversely changed if, during the period of your employment with the Company, (1) (I) you cease to serve in the position you held immediately prior to the occurrence of the material adverse change (your “Pre-Trigger Position”) (x) with the Company or (y) following a Change in Control, with the ultimate parent entity of the group of entities that includes the Company (or any successor) or (II) you continue to serve in your Pre-Trigger Position but such ultimate parent entity or the Company (or any successor) does not have an outstanding class of common stock listed on a national securities exchange, or (2) the Board of Directors of the Company (or any successor) or a Board committee approves or adopts a significant business strategy or policy, including without limitation a material acquisition or disposition of assets, change in capitalization (including a material extraordinary dividend or spinoff), or reduction in force, which business strategy or policy was not approved by a majority of directors specified as not triggering a Change in Control in accordance with Section 14.2(b) of the 2000 Plan (or the substantially equivalent provision in any successor plan);
(B)A material reduction by the Company in either (i) your annual base salary in effect immediately prior to the Change in Control and as such base salary thereafter may have been increased, (ii) your annual incentive (as specified below), or (iii) your annual equity awards (as specified below). For this purpose, a reduction of $10,000 in amount or value, on an annualized basis, of your base salary or annual equity awards value, or of these two elements in the aggregate, will be deemed

“material” (other changes may be material in the particular circumstances). A material reduction in your annual incentive will have occurred if the amount actually paid or payable to you for any year, all or part of which is in the Protected Period (including the year in which the Change in Control occurs), is reduced to a level less than 80% of your annual incentive actually paid for performance in the latest full fiscal year before the Change in Control, including the grant date fair value of any equity-based awards granted as a payment of your annual incentive. A material reduction in your annual equity awards will be based on the extent to which the aggregate grant date fair value of equity awards in a given fiscal year during the Protected Period is reduced from the grant date fair values of the annual equity awards granted to you from the Company before the Change in Control (these grants may have occurred in the same fiscal year as the Change in Control). Annual equity awards shall be deemed to have a value determined in a manner consistent with the Company's (or then parent company's) internal valuation method for such awards used at the time of grant. It shall not constitute a material reduction in the annual equity awards for the Company to change the form of such awards to either equity of the surviving parent corporation or cash, provided the value thereof is not materially reduced; or
(C)The relocation of the principal place of your employment to a location more than fifty (50) miles from the location of such place of employment on the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control.
(v)Notice of Termination. “Notice of Termination” shall mean notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
(vi)Termination. “Termination” means an event by which your then current employment relationship with the Company and all subsidiaries has ended, regardless of whether you are subsequently hired into a new position (including without limitation a position as a consultant), provided that, with respect to any payment hereunder which is deemed to be a non-excluded deferral of compensation under Treasury Regulation § 1.409A-1(b), a Termination will occur only at the time at which you have had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h).

(g)Payment Outside the Protected Period. During your employment with the Company (which includes any affiliate of the Company) prior to or following the Protected Period, in the event that during the “Extended Protection Period” (as defined below) your employment is Terminated by the Company not for Cause or Terminated by you for Modified Good Reason (as defined in this Section 3(g)), you will be entitled to the payments and benefits under Sections 3(b)(i), (ii) and (iv) except that (A) the additional payments under Section 3(b)(i) will be equal to 2.0 times Annual Compensation and (B) the Continuation Period under Section 3(b)(iv) shall be 24 months (or such shorter period required by law). In addition, if your employment is Terminated by the Company not for Cause or Terminated by you with Modified Good Reason during the Extended Protection Period, all of your then outstanding and unvested stock option and other equity awards granted under the 2000 Plan (or any successor plan), excluding Performance Awards, shall, subject to any restrictions imposed under Section 409A of the Code, become immediately vested and exercisable (if subject to exercise) and all restrictions on such awards shall lapse as of the date of your Termination. Your Performance Awards shall, subject to any restrictions imposed under Section 409A of the Code, immediately vest at the maximum performance target as described in the applicable award agreement. For purposes of this Section 3(g), the “Extended Protection Period” means the period from (x) the Effective Date to the beginning of the Protected Period (the “Pre-Protected Period”) and (y) the end of the Protected Period until the close of business on the second anniversary of the end of the Protected Period (the “Post-Protected Period”), provided that the Extended Protection Period will be automatically renewed for successive two-year periods unless either party hereto gives written notice of non-renewal to the other party at least ninety (90) days prior to the expiration of the then current Post-Protected Period of the Extended Protection Period. For purposes of this Section 3(g), “Modified Good Reason” shall mean the occurrence, without your written consent, of either (A) the assignment to you of any duties inconsistent in any material adverse respect with your position, authority or responsibilities or any other material adverse change in such position, authority or responsibilities, or you ceasing to serve in your Pre-Trigger Position; (B) a material reduction by the Company in either (i) your annual base salary (including, during the Post-Protected Period, as in effect immediately prior to the Change in Control), (ii) your annual incentive (as specified below), or (iii) your annual equity awards (as specified below). For this purpose, a reduction of $10,000 in amount or value, on an annualized basis, of your base salary or annual equity awards value, or of these two elements in the aggregate, will be deemed “material” (other changes may be material in the particular circumstances). A material reduction in your annual incentive will have occurred if the amount actually paid or payable to you for any year is reduced to a level less than 80% of your annual incentive actually paid for performance in the latest full fiscal year before reduction (including any portion of a fiscal year that occurs during the Protected Period), including the grant date fair value of any equity-based awards granted as a payment of your annual incentive. A material reduction in your annual equity awards will be based on the extent to which the aggregate grant date fair value of equity awards in a given fiscal year of the Extended Protection Period is reduced from the grant date fair values of the annual equity awards granted to you from the Company in the immediately preceding fiscal year (including any portion of a fiscal year that occurs during the Protected Period). Annual equity awards shall be deemed to have a value determined in a manner consistent with the Company's (or then parent company's) internal valuation method for such awards used at the time of grant. It shall not constitute a material reduction in the annual equity awards for the Company to change the form of such awards to either equity of the surviving parent corporation or cash, provided the value thereof is not materially reduced; or (C) the relocation of the principal place of your employment to a location more than fifty (50) miles from the location of such place of employment on the Effective Date; except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations during the Extended Protection Period; provided that, in each case, you have given Notice of Termination to the Company within 90 days after the initial existence of the condition giving rise to your asserted Modified Good Reason, and the Company has failed to fully correct the Modified Good Reason by your Date of Termination (which must be at least 30 days after the Notice is given) specified in the Notice of Termination (such correction by the Company having the effect of canceling such Notice and the resulting Termination), and your Termination occurs within one year after the initial existence of circumstances constituting Modified Good Reason. Other provisions of this Agreement applicable to Section 3(b) (for example, Section 3(d) and Section 6) shall apply to the payments and benefits under this Section 3(g) as well. If you remain employed as specified in this Section 3(g), the obligations of the Company under this Agreement shall continue for the applicable Post-Protected Period portion of the Extended Protection Period, without regard to provisions specifying the end of the Term. Any payments or benefits provided under this Section 3(g) prior to a Change in Control shall reduce any payments or benefits required to be paid pursuant to Sections 3(b)(i), (ii) or (iv), as applicable, following a Change in Control.
(h)Treatment of Equity Upon Termination by Reason of Death or Due to Disability. In the event of your Termination by reason of your death or due to your Disability (in either case whether prior to or during the Protected Period or during the Extended Protection Period), and subject the legal effectiveness of the release, your then outstanding and unvested equity awards will be treated as follows:
(i)All then outstanding and unvested equity awards that vest solely based on continued service (e.g., stock options, restricted stock, restricted stock units) will become fully vested as of the your Date of Termination due to death or Disability, and if subject to settlement (as opposed to exercise) will be settled in a manner consistent with the terms set forth in the applicable award agreement but in no event later than the date specified in Section 3(d) hereof. Any stock options or other equity awards that are or become exercisable on your Date of Termination due to your death or Disability may be exercised by you (or your estate) for one year following the Date of Termination, but in no event beyond the expiration of the stated term of such stock option.
(ii)All then outstanding and unvested equity awards that vest based in whole or in part on achievement of one or more performance goals shall be treated in accordance with terms of the applicable award agreement, it being understood that any such performance-based equity award granted on or after the Effective Date shall provide for vesting in the event of your death or Disability that is no less favorable than the vesting terms applicable to the most recent performance-based equity award granted to you prior to the Effective Date.
4.Mitigation.
You will not be required to mitigate the amount of payments provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.
5.Covenants for Protection of Company’s Business. In consideration for the payments and benefits provided by the Company under this Agreement, by your execution of this agreement you agree as follows:
(i)You acknowledge that your services for the Company are of a special and unique nature and your position with the Company places you in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company’s performance of its covenants and agreements under this Agreement and under any written employment agreement between you and the Company, you will not at any time during your employment with the Company and for a period of two years thereafter (the “Restrictive Period”), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) which competes with the business in which the Company is presently engaged or may be engaged at any time during your employment with the Company.
(ii)You agree that you will not (except on behalf of the Company during your employment with the Company), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to your Termination of Employment. After your Termination of Employment: (A) You will refrain from disparaging, whether orally, in writing or in other media, the Company, its affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (B) the Company will not disparage you or otherwise comment upon your employment performance other than as may be required by law or as requested by you.
(iii)You will not at any time, directly or indirectly, without the Company's prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company's business or in your performance of your responsibilities for the Company) any confidential, proprietary or trade secret information that was either acquired by you during your employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”). After termination of your employment with the Company for any reason and upon the written request of the Company, you shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (A) Information that is already in the public domain at the time of its disclosure to you; (B) Information that, after its disclosure to you, becomes part of the public domain by publication or otherwise other than through your act; and (C) Information that you received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.
(iv)Nothing in this Agreement shall be construed to prevent you from (A) responding truthfully to a valid subpoena; or (B) reporting to, communicating with, contacting, responding to an inquiry from, cooperating with, providing relevant information to or otherwise participating or assisting in an investigation conducted by: (1) any federal, state or local governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any state or federal laws or regulations that has occurred, is occurring or is about to occur, including, but not limited to, the Department of Justice, the Securities and Exchange Commission and any other equivalent office of a federal or state agency or Inspector General; or (2) the Equal Employment Opportunity Commission, the National Labor Relations Board or any other governmental authority with responsibility for the administration of  labor or employment laws regarding a possible violation of such laws. Prior authorization of the Company shall not be required to make any reports or disclosures described above and you are not required to notify the Company that you have made such reports or disclosures. Additionally, you will not be held criminally or civilly liable for disclosure of a trade secret made in confidence to a government official (federal, state, or local) or to an attorney for the sole purpose of reporting or investigating a suspected legal violation. Further, you will not be liable for disclosing a trade secret in a lawsuit and other proceeding if the filings are made under seal.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, may be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. Further, in the event you breach any of the foregoing covenants of this Section 5, in addition to any other remedies available to the Company, to the maximum extent permitted by applicable law, the Company shall have the right to recoup from you, and you shall be obligated to repay to the Company, an amount equal to the actual amount of the CIC Payment paid to you pursuant to Section 3(b)(i) multiplied by the Recoverable Portion. For the purposes of this Section 5, “Recoverable Portion” means a percentage obtained by dividing (i) the number of days remaining in the Restrictive Period from and after the commencement of such breach, by (ii) 730. For the avoidance of doubt, recoupment by the Company pursuant to the immediately preceding sentence shall neither be deemed liquidated damages, nor shall it preclude the Company from seeking or obtaining a judgment against you for damages caused by your breach of the foregoing covenants of this Section 5.
6.Prior Acknowledgment.
In connection with a Termination which entitles you to CIC Payments pursuant to Section 3(b), your agreement not to voluntarily terminate your employment with the Company or any of its affiliates, which is set forth in any Acknowledgement previously executed by you as a condition of payment of an Annual Incentive Award, shall terminate, shall no longer be a condition of your right to retain such Annual Incentive Award, and shall be of no further force or effect.
7.Miscellaneous.
(a)Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of your death, all amounts otherwise payable to you hereunder shall, unless otherwise provided herein, be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
(c)Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered or (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement; provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Chief Executive Officer of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
(d)Modifications. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.
(e)Governing Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.
(f)Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.
(g)Surviving Obligations. The obligations of the Company and your obligations under this Agreement shall survive the expiration of this Agreement to the extent necessary to give effect to this Agreement.
(h)Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j)Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the provisions of all prior agreements (including any prior Change in Control Agreement between you and the Company and any severance provisions set forth in any prior written employment agreement between you and the Company), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof with respect to the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Notwithstanding anything to the contrary in this Agreement, the procedural provisions of this Agreement shall apply to all benefits payable as a result of a Change in Control (or other change in control). In the event that the terms of this Agreement conflict with the terms of any equity award agreement or equity incentive plan governing any such equity award, the terms of this Agreement shall control.
If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.
                    COMTECH TELECOMMUNICATIONS CORP.
By: ______________________________
[Name]
[Title]
Agreed to as of this __ day of ____, [Year].
_______________________
[Name]

Exhibit A
General Release
For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge Comtech Telecommunications Corp. (the “Company”), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company's business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon: (a) the Company's obligations, if any, to pay CIC Payments pursuant to the Change in Control Agreement between the undersigned and the Company, dated as of [Date] (the “CIC Agreement”) or the rights of the undersigned to enforce such obligations; (b) any and all obligations of the Released Parties to defend, indemnify, hold harmless or reimburse the undersigned under the Indemnification Agreement between the Company and the undersigned, and/or under applicable law and/or under the respective charters and by-laws of the Released Parties, and/or pursuant to insurance policies, if any, for acts or omissions in the undersigned’s capacity as a director, officer and/or employee thereof; and (c) any and all rights the undersigned may have to vested or accrued benefits or entitlements under and in accordance with any applicable plan, agreement, program, award, policy or arrangement of a Released Party.
The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.
I agree that I am voluntarily executing this General Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that: (a) my waiver and release specified herein does not apply to any rights or
1

claims that may arise after the date I sign this General Release or my rights with respect to CIC Payments, if any, payable to me pursuant to the CIC Agreement; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

By:
Dated:
2